As Filed With the Securities and Exchange Commission on July 25, 2024
Registration No. 333-73962
Registration No. 333-76796
Registration No. 333-87566

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 2 To Form S-3 Registration Statement No. 333-73962
Post-Effective Amendment No. 1 To Form S-3MEF Registration Statement No. 333-76796
Post-Effective Amendment No. 1 To Form S-3 Registration Statement No. 333-87566

UNDER
THE SECURITIES ACT OF 1933

Hibbett, Inc.
(Exact name of registrant as specified in its charter)

Delaware	20-8159608
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
2700 Milan Court
Birmingham, Alabama 35211
(205) 942-4292
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael E. Longo
President and Chief Executive Officer
Hibbett, Inc.
2700 Milan Court
Birmingham, Alabama 35211
(205) 942-4292
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Paul M. Tiger
Tomas T.J. Rua
Freshfields Bruckhaus Deringer US LLP
3 World Trade Center
175 Greenwich Street
New York, NY 10007
(212) 277-4000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐                                            Accelerated filer ☒
Non-accelerated filer    ☐                                         Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY STATEMENT — DEREGISTRATION OF UNSOLD SECURITIES

This post-effective amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-3 and Form S-3MEF (each, a “Registration Statement” and collectively, the “Registration Statements”), originally filed with the U.S. Securities and Exchange Commission (the “SEC”) by Hibbett, Inc. (f/k/a Hibbett Sporting Goods, Inc.), a Delaware corporation (the “Registrant”):

•Registration Statement on Form S-3 (File No. 333-73962), originally filed with the SEC on November 23, 2001, registering 1,000,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Shares”), for resale, from time to time, by the selling stockholders named therein for a proposed maximum aggregate offering price of $27,355,000.

•Registration Statement on Form S-3MEF (File No. 333-76796), filed with the SEC on January 16, 2002, registering 180,000 Shares for resale, from time to time, by the selling stockholders named therein for a proposed maximum aggregate offering price of $5,455,800.

•Registration Statement on Form S-3 (File No. 333-87566), originally filed with the SEC on May 3, 2002, registering 1,960,081 Shares for resale, from time to time, by the selling stockholders named in the Registration Statement for a proposed maximum aggregate offering price of $48,904,021.

Pursuant to the Agreement and Plan of Merger (as amended or supplemented from time to time, the “Merger Agreement”), dated as of April 23, 2024, by and among the Registrant, Genesis Holdings, Inc., an Indiana corporation (“Parent”), Steps Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Parent (“Merger Sub”), and, solely for purposes of certain provisions specified therein, JD Sports Fashion plc, a company incorporated under the laws of England and Wales and the ultimate parent company of Parent and Merger Sub, Merger Sub merged with and into the Registrant (the “Merger”) on July 25, 2024, with the Registrant surviving the Merger as a direct, wholly owned subsidiary of Parent.

As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered and remain unsold at the termination of such offering, the Registrant hereby removes from registration by means of this Post-Effective Amendment, all securities of the Registrant that remain unsold under the Registration Statements. After giving effect to this Post-Effective Amendment, there will be no remaining securities registered by the Registrant pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on July 25, 2024.

HIBBETT, INC.
By:	/s/ Michael E. Longo
Michael E. Longo
President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.